Exhibit 15.2

April 8, 2026

To: ATRenew Inc.

12th Floor, No. 6 Building, 433 Songhu Road, Shanghai

People’s Republic of China

Dear Sir/Madam:

We have acted as legal advisors as to the laws of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) to ATRenew Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We hereby consent to the reference of our name under the headings “Item 3. Key Information” and “Item 4. Information on the Company—B. Business Overview—Enforceability of Civil Liabilities in Chinese Mainland” in the Annual Report, and further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s Registration Statement on Form S-8 (No. 333-259187) filed on August 31, 2021, the Company’s registration statement on Form S-8 (No. 333-271485) that was filed on April 28, 2023, and the Company’s registration statement on Form S-8 (No. 333-287290) that was filed on May 15, 2025.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices